Exhibit 99

1016 Civic Center Drive NW · Rochester, MN 55901 · Phone (507) 535-1200 · Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

• Net income of $1.5 million, up $0.9 million, compared to $0.6 million in second quarter of  2015

• Diluted earnings per common share of $0.31, up $0.18, compared to $0.13 in second quarter of 2015

• Net interest income of $6.8 million, up $2.1 million from second quarter of 2015

• Provision for loan losses of $0.4 million, up $0.6 million from second quarter of 2015

• Nonperforming assets of $4.9 million, down $0.7 million, or 12.6%, from March 31, 2016

• Completed branch acquisition in Albert Lea, Minnesota in second quarter of 2016

Year to Date Summary

• Net income of $3.3 million, up $2.3 million, compared to $1.0 million in first six months of 2015

• Diluted earnings per common share of $0.69, up $0.49, compared to $0.20 in first six months of 2015

• Net interest income of $12.9 million, up $3.7 million from first six months of 2015

• Provision for loan losses of ($0.4 million), down $0.2 million from first six months of 2015

• Nonperforming assets of $4.9 million, down $1.3 million, or 21.8%, from December 31, 2015

	Three months ended		Six months ended
Net Income Summary	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net income	$1,478	585	$3,252	1,046
Net income available to common stockholders	1,478	585	3,252	938
Diluted earnings per common share	0.31	0.13	0.69	0.20
Return on average assets	0.91%	0.42%	1.01%	0.37%
Return on average equity	8.23%	3.50%	9.16%	3.04%
Book value per common share	$16.34	$15.06	$16.34	$15.06

ROCHESTER, MINNESOTA, July 22, 2016. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $653 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the second quarter of 2016, an increase of $0.9 million, compared to net income of $0.6 million for the second quarter of 2015. Diluted earnings per common share for the second quarter of 2016 was $0.31, an increase of $0.18 from the diluted earnings per common share of $0.13 for the second quarter of 2015. The increase in net income in the second quarter of 2016 was due primarily to a $2.1 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. The increase in interest income was partially offset by a $0.6 million increase in the provision for loan losses because more loan loss reserves were established due to the loan growth experienced during the second quarter of 2016. Income tax expense increased $0.6 million because of the increase in pre-tax income in the second quarter of 2016 when compared to the second quarter of 2015.

On April 8, 2016, the Bank completed the acquisition of loans and assumption of liabilities of the Deerwood Bank branch in Albert Lea, Minnesota. The transaction increased the Bank’s assets by $19.0 million, including increases in loans, cash, goodwill, and core deposit intangible of $11.9 million, $6.1 million, $0.8 million, and $0.2 million, respectively. The Bank also assumed deposit liabilities of $19.0 million. The acquired loans and deposits are being serviced from Home Federal’s existing branch location at 143 West Clark Street, Albert Lea, Minnesota.

President’s Statement

“We are pleased to report the improvement in earnings in the second quarter of 2016 when compared to the same period of 2015,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Our strategy to prudently grow our loan portfolios, combined with loan growth from our recent acquisitions, has resulted in an increase in our outstanding loan portfolios and has had a positive impact on the financial performance of our core banking operations.”

Second Quarter Results

Net Interest Income

Net interest income was $6.8 million for the second quarter of 2016, an increase of $2.1 million, or 44.6%, from $4.7 million for the second quarter of 2015. Interest income was $7.2 million for the second quarter of 2016, an increase of $2.1 million, or 41.2%, from $5.1 million for the same period in 2015. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $96.9 million between the periods, the average interest-earning assets held in higher yielding loans increased $144.4 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $47.5 million between the periods. The yield on average interest-earning assets was also enhanced $0.7 million due to loan prepayment penalties and the interest payments received on non-accruing and previously charged off commercial real estate loans that were paid off in the second quarter of 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The Company also acquired $36.0 million of loans through acquisitions that occurred between the periods. The average yield earned on interest-earning assets was 4.61% for the second quarter of 2016, an increase of 75 basis points from 3.86% for the second quarter of 2015.

Interest expense was $0.4 million for the second quarter of 2016, the same as the second quarter of 2015. Interest expense remained the same and the average rate paid on interest-bearing liabilities decreased 5 basis points between the periods primarily because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $93.0 million between the periods, the average amount held in lower rate checking and money market accounts increased $84.6 million and the average amount held in higher rate certificates of deposits and other borrowings increased $8.4 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of the $66.3 million in deposits obtained through acquisitions between the periods. The average interest rate paid on interest-bearing liabilities was 0.27% for the second quarter of 2016 compared to 0.32% for the second quarter of 2015. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2016 was 4.36%, an increase of 80 basis points, compared to 3.56% for the second quarter of 2015.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2016 and 2015 is as follows:

	For the three month period ended
	June 30, 2016			June 30, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate)
Interest-earning assets:
Securities available for sale	$91,364	367	1.62%	$141,777	525	1.48%
Loans held for sale	3,073	29	3.80	2,310	16	2.74
Mortgage loans, net	100,349	1,042	4.18	70,721	739	4.19
Commercial loans, net	338,717	4,861	5.77	244,011	3,125	5.14
Consumer loans, net	71,590	842	4.73	52,273	657	5.04
Cash equivalents	18,354	17	0.37	15,574	7	0.19
Federal Home Loan Bank stock	810	1	0.50	736	1	0.69
Total interest-earning assets	624,257	7,159	4.61	527,402	5,070	3.86

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	85,085	14	0.06	75,469	4	0.02
Savings accounts	73,029	16	0.09	49,398	8	0.06
Money market accounts	159,708	89	0.22	146,834	81	0.22
Certificates	102,031	127	0.50	93,211	133	0.57
Advances and other borrowings	9,989	149	6.00	11,125	165	5.95
Total interest-bearing liabilities	429,842			376,037
Non-interest checking	145,599			107,077
Other non-interest bearing deposits	1,543			898
Total interest-bearing liabilities and non-interest bearing deposits	$576,984	395	0.27	$484,012	391	0.32
Net interest income		$6,764			$4,679
Net interest rate spread			4.34%			3.53%
Net interest margin			4.36%			3.56%

	For the six month period ended
	June 30, 2016			June 30, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$94,363	759	1.62%	$144,233	1,039	1.45%
Loans held for sale	2,588	52	4.04	1,902	23	2.49
Mortgage loans, net	98,438	2,053	4.19	70,136	1,476	4.24
Commercial loans, net	323,185	9,110	5.67	241,486	6,074	5.07
Consumer loans, net	68,538	1,653	4.85	52,866	1,318	5.03
Cash equivalents	26,622	55	0.42	22,249	22	0.20
Federal Home Loan Bank stock	752	2	0.53	755	2	0.59
Total interest-earning assets	614,486	13,684	4.48	533,627	9,954	3.76

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	84,153	25	0.06	76,229	7	0.02
Savings accounts	70,347	31	0.09	48,503	15	0.06
Money market accounts	159,314	176	0.22	148,386	178	0.24
Certificates	100,230	240	0.48	94,467	274	0.58
Advances and other borrowings	9,495	297	6.29	7,986	243	6.14
Total interest-bearing liabilities	423,539			375,571
Non-interest checking	144,180			111,354
Other non-interest bearing deposits	1,340			970
Total interest-bearing liabilities and non-interest bearing deposits	$569,059	769	0.27	$487,895	717	0.30
Net interest income		$12,915			$9,237
Net interest rate spread			4.21%			3.47%
Net interest margin			4.23%			3.49%

Provision for Loan Losses

The provision for loan losses was $0.4 million for the second quarter of 2016, an increase of $0.6 million from the ($0.2) million provision for loan losses for the second quarter of 2015. The provision increased primarily because of the increased loan growth that was experienced in the second quarter of 2016 when compared to the second quarter of 2015. The increase in the provision related to increased loan growth was partially offset by an increase in recoveries received on previously charged off loans in the second quarter of 2016 when compared to the same period of 2015. Total non-performing assets were $4.9 million at June 30, 2016, a decrease of $0.7 million, or 12.6%, from $5.6 million at March 31, 2016. Non-performing loans decreased $0.5 million and foreclosed and repossessed assets decreased $0.2 million during the second quarter of 2016.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2016 and 2015 is summarized as follows:

(Dollars in thousands)	2016	2015
Balance at March 31,	$9,363	$8,418
Provision	381	(183)
Charge offs:
Consumer	(8)	(9)
Commercial business	(44)	(5)
Recoveries	633	181
Balance at June 30,	$10,325	$8,402

Allocated to:
General allowance	$9,375	$7,327
Specific allowance	950	1,075
	$10,325	$8,402

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2016	2016	2015
Non-Performing Loans:
One-to-four family real estate	$1,173	$1,229	$1,655
Commercial real estate	1,310	1,822	1,694
Consumer	967	809	786
Commercial business	0	45	46
Total	3,450	3,905	4,181

Foreclosed and Repossessed Assets:
One-to-four family real estate	591	591	48
Commercial real estate	830	1,077	1,997
Total non-performing assets	$4,871	$5,573	$6,226
Total as a percentage of total assets	0.75%	0.87%	0.97%
Total non-performing loans	$3,450	$3,905	$4,181
Total as a percentage of total loans receivable, net	0.65%	0.80%	0.90%
Allowance for loan loss to non-performing loans	299.29%	239.77%	232.22%

Delinquency Data:
Delinquencies (1)
30+ days	$1,289	$1,005	$993
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.24%	0.20%	0.21%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.1 million for the second quarter of 2016, an increase of $0.2 million, or 12.6%, from $1.9 million for the same period of 2015. Gain on sales of loans increased $0.2 million between the periods primarily because of an increase in single family loan sales in the second quarter of 2016 when compared to the same period of 2015. Other non-interest income increased slightly between the periods primarily because of an increase in the fees earned on the sale of uninsured investment products. Fees and service charges increased slightly between the periods due to an increase in debit card income.

Non-interest expense was $6.0 million for the second quarter of 2016, an increase of $0.2 million, or 4.0%, from $5.8 million for the same period of 2015. Other non-interest expense increased $0.1 million due to an increase in the amortization costs related to the core deposit intangibles and an increase in annual report costs between the periods. Occupancy and equipment expense increased $0.1 million between the periods because of increased non-capitalized software and equipment expenses. Professional services expense increased $0.1 million due to increased costs related to the branch acquisition that was completed during the second quarter of 2016. Compensation expense increased slightly between the periods as annual increases in compensation were partially offset by a decrease in restricted stock award expenses. These increases in non-interest expenses were partially offset by a $0.1 million increase in the gains on real estate owned because of an increase in the number of properties sold between the periods.

Income tax expense was $1.0 million for the second quarter of 2016, an increase of $0.7 million from $0.3 million for the second quarter of 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the second quarter of 2016 when compared to the second quarter of 2015.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2016 was 0.91%, compared to 0.42% for the second quarter of 2015. Return on average equity (annualized) was 8.23% for the second quarter of 2016, compared to 3.50% for the same period in 2015. Book value per common share at June 30, 2016 was $16.34, compared to $15.06 at June 30, 2015.

Six Month Period Results

Net Income

Net income was $3.3 million for the six month period ended June 30, 2016, an increase of $2.3   million, or 210.9%, compared to net income of $1.0 million for the six month period ended June 30, 2015. The net income available to common shareholders was $3.3 million for the six month period ended June 30, 2016, an increase of $2.4 million, or 246.7%, compared to net income available to common shareholders of $0.9 million for the same period of 2015. Diluted earnings per common share for the six month period ended June 30, 2016 was $0.69, an increase of $0.49 per share compared to diluted earnings per common share of $0.20 for the same period in 2015. The increase in net income for the six month period ended June 30, 2016 was due primarily to a $3.7 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. The provision for loan losses decreased $0.2 million between the periods primarily because there were more recoveries received on previously charged off loans in the first six months of 2016 when compared to the same period of 2015. These increases in income were partially offset by a $1.5 million increase in income tax expense related to the increased pre-tax income between the periods.

Net Interest Income

Net interest income was $12.9 million for the first six months of 2016, an increase of $3.7 million, or 39.8%, from $9.2 million for the same period in 2015. Interest income was $13.7 million for the six month period ended June 30, 2016, an increase of $3.7 million, or 37.5%, from $10.0 million for the same six month period in 2015. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $80.9 million between the periods, the average interest-earning assets held in higher yielding loans increased $126.4 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $45.5 million between the periods. The yield on average interest-earning assets was also enhanced $1.2 million due to loan prepayment penalties and the interest payments received on non-accruing and previously charged off commercial real estate loans that were paid off during the first six months of 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The Company also acquired $36.0 million of loans through acquisitions that occurred between the periods. The average yield earned on interest-earning assets was 4.48% for the first six months of 2016, an increase of 72 basis points from 3.76% for the same period of 2015.

Interest expense was $0.8 million for the first six months of 2016, an increase of $0.1 million, or 7.3%, compared to $0.7 million for the first six months of 2015. Interest expense increased because of an increase in the average outstanding interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 3 basis points between the periods primarily because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $81.2 million between the periods, the average amount held in lower rate checking and money market accounts increased $73.5 million and the average amount held in higher rate certificates of deposits and other borrowings increased $7.7 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of the $66.3 million of deposits acquired through acquisitions between the periods. The average interest rate paid on interest-bearing liabilities was 0.27% for the first six months of 2016 compared to 0.30% for the first six months of 2015. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2016 was 4.23%, an increase of 74 basis points, compared to 3.49% for the first six months of 2015.

Provision for Loan Losses

The provision for loan losses was ($0.4) million for the first six months of 2016, a decrease of $0.2 million from the ($0.2) million provision for loan losses for the same six month period in 2015. The provision for loan losses decreased between the periods primarily because there were more recoveries received on previously charged off loans in the first six months of 2016 when compared to the same period of 2015. Total non-performing assets were $4.9 million at June 30, 2016, a decrease of $1.3 million, or 21.7%, from $6.2 million at December 31, 2015. Non-performing loans decreased $0.7 million and foreclosed and repossessed assets decreased $0.6 million during the first six months of 2016.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2016 and June 30, 2015 is summarized as follows:

(Dollars in thousands)	2016	2015
Balance at January 1,	$9,709	$8,332
Provision	(351)	(183)
Charge offs:
Consumer	(15)	(27)
Commercial business	(44)	(5)
Recoveries	1,026	285
Balance at June 30,	$10,325	$8,402

Non-Interest Income and Expense

Non-interest income was $3.9 million for the first six months of 2016, an increase of $0.4 million, or 11.4%, from $3.5 million for the first six months of 2015. Gain on sales of loans increased $0.4 million between the periods primarily because of an increase in single family loan sales in the first six months of 2016 when compared to the same period of 2015.

Non-interest expense was $11.7 million for the first six months of 2016, an increase of $0.5 million, or 4.4%, from $11.2 million for the same period of 2015. Compensation expense increased $0.3 million between the periods due primarily to an increase in wages and incentives related to increased loan production. Other non-interest expense increased $0.2 million due to increased charitable contributions and annual report costs between the periods. Occupancy and equipment expense increased $0.2 million between the periods because of increased non-capitalized software and equipment expenses. Professional services expense increased $0.1 million due to increased costs related to the branch acquisition that was completed during the second quarter of 2016. Data processing costs increased $0.1 million because of increased mobile and on-line banking expenses because of increased customer activity between the periods. These increases in non-interest expenses were partially offset by a $0.4 million increase in the gains on real estate owned because of an increase in the number of properties sold between the periods.

Income tax expense was $2.1 million for the first six months of 2016, an increase of $1.5 million from $0.6 million for the first six months of 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the first six months of 2016 when compared to the first six months of 2015.

Net Income Available to Common Shareholders

The net income available to common shareholders was $3.3 million for the first six months of 2016, an increase of $2.4 million from the $0.9 million net income available to common shareholders in the first six months of 2015. The net income available to common shareholders increased primarily because of the increase in the net income between the periods and a reduction in the dividends paid on the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2016 was 1.01%, compared to 0.37% for the same period in 2015. Return on average equity (annualized) was 9.16% for the six month period ended June 30, 2016, compared to 3.04% for the same period in 2015.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office in Marshalltown, Iowa; and three loan origination offices located in Delafield, Wisconsin, Sartell, Minnesota, and Owatonna, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to integrate the Deerwood Bank branch and other acquired operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount and composition of interest bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of dividends paid by the Federal Home Loan Bank (FHLB) on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$18,880	39,782
Securities available for sale:
Mortgage-backed and related securities (amortized cost $1,606 and $2,237)	1,641	2,283
Other marketable securities (amortized cost $74,011 and $110,092)	73,924	109,691
	75,565	111,974

Loans held for sale	3,159	3,779
Loans receivable, net	530,425	463,185
Accrued interest receivable	2,411	2,254
Real estate, net	1,421	2,045
Federal Home Loan Bank stock, at cost	770	691
Mortgage servicing rights, net	1,479	1,499
Premises and equipment, net	8,079	7,469
Goodwill	802	0
Core deposit intangible	503	393
Prepaid expenses and other assets	1,338	1,417
Deferred tax asset, net	8,553	8,673
Total assets	$653,385	643,161

Liabilities and Stockholders’ Equity
Deposits	$563,060	559,387
Other borrowings	9,000	9,000
Accrued interest payable	233	242
Customer escrows	1,976	830
Accrued expenses and other liabilities	5,779	4,057
Total liabilities	580,048	573,516
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value):
authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,391	50,388
Retained earnings, subject to certain restrictions	83,788	80,536
Accumulated other comprehensive loss	(32)	(214)
Unearned employee stock ownership plan shares	(2,320)	(2,417)
Treasury stock, at cost 4,639,739 and 4,645,769 shares	(58,581)	(58,739)
Total stockholders’ equity	73,337	69,645
Total liabilities and stockholders’ equity	$653,385	643,161

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest income:
Loans receivable	$6,774	4,537	12,868	8,891
Securities available for sale:
Mortgage-backed and related	16	24	36	52
Other marketable	351	501	723	987
Cash equivalents	17	7	55	22
Other	1	1	2	2
Total interest income	7,159	5,070	13,684	9,954

Interest expense:
Deposits	246	226	472	474
Advances and other borrowings	149	165	297	243
Total interest expense	395	391	769	717
Net interest income	6,764	4,679	12,915	9,237
Provision for loan losses	381	(183)	(351)	(183)
Net interest income after provision for loan losses	6,383	4,862	13,266	9,420

Non-interest income:
Fees and service charges	873	844	1,652	1,626
Loan servicing fees	271	257	532	516
Losses on investments	(9)	0	(9)	0
Gain on sales of loans	705	530	1,192	815
Other	262	236	490	504
Total non-interest income	2,102	1,867	3,857	3,461

Non-interest expense:
Compensation and benefits	3,598	3,540	7,293	6,986
(Gains) losses on real estate owned	(75)	65	(424)	(47)
Occupancy and equipment	1,006	926	1,996	1,805
Data processing	281	268	554	499
Professional services	368	293	619	509
Other	855	708	1,686	1,479
Total non-interest expense	6,033	5,800	11,724	11,231
Income before income tax expense	2,452	929	5,399	1,650
Income tax expense	974	344	2,147	604
Net income	1,478	585	3,252	1,046
Preferred stock dividends	0	0	0	(108)
Net income available to common shareholders	1,478	585	3,252	938
Other comprehensive income (loss), net of tax	44	(189)	182	206
Comprehensive income available to common shareholders	$1,522	396	3,434	1,144
Basic earnings per common share	$0.35	0.14	0.78	0.23
Diluted earnings per common share	$0.31	0.13	0.69	0.20

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data: (Dollars in thousands, except per share data)	Three Months Ended June 30, 2016 2015		Six Months Ended June 30, 2016 2015

I. OPERATING DATA:
Interest income	$7,159	5,070	13,684	9,954
Interest expense	395	391	769	717
Net interest income	6,764	4,679	12,915	9,237

II. AVERAGE BALANCES:
Assets (1)	654,336	560,311	644,712	565,135
Loans receivable, net	510,656	367,005	490,160	364,488
Securities available for sale (1)	91,364	141,777	94,363	144,233
Interest-earning assets (1)	624,257	527,402	614,486	533,626
Interest-bearing liabilities	576,984	484,011	569,059	487,893
Equity (1)	72,263	67,075	71,395	69,487

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.91%	0.42%	1.01%	0.37%
Interest rate spread information:
Average during period	4.34	3.53	4.21	3.47
End of period	4.00	3.47	4.00	3.47
Net interest margin	4.36	3.56	4.23	3.49
Ratio of operating expense to average total assets (annualized)	3.71	4.15	3.66	4.01
Return on average equity (annualized)	8.23	3.50	9.16	3.04
Efficiency	68.05	88.60	69.90	88.45

	June 30, 2016	December 31, 2015	June 30, 2015
IV. ASSET QUALITY:
Total non-performing assets	$4,871	6,226	13,290
Non-performing assets to total assets	0.75%	0.97%	2.36%
Non-performing loans to total loans receivable, net	0.65%	0.90%	2.87%
Allowance for loan losses	$10,325	9,709	8,402
Allowance for loan losses to total assets	1.58%	1.51%	1.49%
Allowance for loan losses to total loans receivable, net	1.95	2.10	2.28
Allowance for loan losses to non-performing loans	299.29	232.22	79.57

V. BOOK VALUE PER SHARE:
Book value per share common share	$16.34	15.54	15.06

	Six Months Ended June 30, 2016	Year Ended December 31, 2015	Six Months Ended June 30, 2015
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.22%	10.83%	11.97%
Average stockholders’ equity to average assets (1)	11.07	11.70	12.30
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	107.98	108.52	109.37
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.04	14.08	16.84
Tier 1 or core capital	11.44	11.46	12.88
Tier 1 capital to risk weighted assets	13.04	14.08	16.84
Risk-based capital	14.30	15.35	18.11

	June 30,	December 31,	June 30,
	2016	2015	2015
VII. EMPLOYEE DATA:
Number of full time equivalent employees	199	185	180

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.